Exhibit 11.2

Independent Auditor’s Consent

We consent to the incorporation by reference of our report dated May 1, 2023, with respect to the consolidated balance sheets of RealtyMogul Apartment Growth REIT, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, equity and cash flows for the years then ended, incorporated by reference in this Post-Qualification Amendment No. 3 to the Offering Circular on Form 1-A (File No. 024-11298) of RealtyMogul Apartment Growth REIT, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP
Atlanta, Georgia
December 18, 2023